EXHIBIT 10.8

FEDERAL HOME LOAN BANK OF CINCINNATI
DEFERRED COMPENSATION AGREEMENT
FOR
SANDRA E. BELL

          THIS AGREEMENT is entered into as of the 25th day of February, 2004, by and between FEDERAL HOME LOAN BANK OF CINCINNATI (the “Bank”) and SANDRA E. BELL (the “Executive”).

W I T N E S S E T H:

          WHEREAS, the Bank is desiring to employ Executive and Executive desires to accept employment with the Bank; and

          WHEREAS, in order to provide retirement benefits for its employees, the Bank established and currently maintains the Comprehensive Retirement Program of the Financial Institutions Retirement Fund, a qualified, defined benefit pension plan (the “Pension Plan”), the Financial Institutions Thrift Plan, a qualified defined contribution pension plan (the “Thrift Plan”), and the Federal Home Loan Bank of Cincinnati Benefit Equalization Plan, a nonqualified deferred compensation plan that provides defined benefit and defined contribution pension benefits (the “BEP”); and

          WHEREAS, in order to induce Executive to accept employment, the Bank and Executive desire to enter into an agreement embodying the terms and conditions of a nonqualified deferred compensation arrangement agreed upon during the recruitment of the Executive, which benefits are in addition to the benefits, if any, that may be provided to the Executive under the Pension Plan, the Thrift Plan, and the BEP.

          NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the parties agree as follows:

     1. Retirement Benefit. (a) To the extent vested pursuant to Paragraph 3 below, and not otherwise forfeited by Executive, the Executive shall be entitled to the retirement benefit provided under this Agreement (the “Retirement Benefit”). The Retirement Benefit shall be an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00), plus the return on investment on such amount as determined in accordance with Paragraph 1(b) below.

          (b) From time to time, the Bank shall credit on the balance of the Retirement Benefit an amount equal to the return on investment that would be ordinarily credited on such balance if the Retirement Benefit were benefits provided under the thrift plan component of the BEP.

     2. Form of Benefit. The vested portion of the Retirement Benefit shall be paid to the Executive at the time, in the form, and under the same terms and conditions as benefits provided under the thrift plan component of the BEP to a participant who terminates employment with the Bank other than on account of the participant’s death or Disability (as defined in Paragraph 5 below).

     3. Vesting. (a) The Executive will vest in the Retirement Benefit according to the following schedule:

Years of Service	Vested Percentage
Less than 5	0%
5 or more	100%

     For purposes of this Paragraph 3, the term “Years of Service” shall mean the Executive’s actual years of service (as such term is used in the Pension Plan for purposes of determining a participant’s years of vesting service).

          (b) Notwithstanding the vesting schedule provided in Paragraph 3(a) above, and subject to Paragraph 3(c) below, in the event the Bank terminates the employment of the Executive before she becomes fully vested in the Retirement Benefit in accordance with Paragraph 3(a) above, and such termination of employment is without “Cause” (as defined in Paragraph 3(d) below), the Executive shall fully vest in the Retirement Benefit on the date of such termination.

          (c) The Executive shall forfeit the Retirement Benefit in the event that (i) the Bank terminates the employment of the Executive for “Cause” before the Executive becomes fully vested in the Retirement Benefit in accordance with Paragraph 3(a) above, or (ii) the Executive voluntarily resigns from her employment with the Bank without “Good Reason” before she becomes fully vested in the Retirement Benefit in accordance with Paragraph 3(a) above. If Executive voluntarily resigns from her employment with the Bank for “Good Reason,” and she has not otherwise forfeited her right to receive the Retirement Benefit, in lieu of the Retirement Benefit the Executive shall be entitled to a reduced benefit under this Agreement that shall equal the Accrued Percentage of the Retirement Benefit, as defined in Paragraph 4(a) below. The Accrued Percentage of the Retirement Benefit shall be paid pursuant to the form of payment elected pursuant to Paragraph 2 above. For purposes of this Section, the term “Good Reason” shall mean and be limited to (i) a significant, material and adverse diminution in the Executive’s job duties, responsibilities and authority, or organizational reporting relationship to the President of the Bank, (ii) a diminution in the Executive’s annual base salary and a reduction of not less than 25% in the Executive’s incentive opportunity, where such reductions are measured from the annual base salary and incentive opportunity provided to Executive in the calendar year immediately preceding such diminutions, or (iii) a failure or refusal to execute any financial statements of the Bank that unfairly and grossly inaccurately represent the Bank’s financial position.

          (d) For purposes of this Agreement, “Cause” shall mean termination based upon (i) the Executive’s indictment for, conviction of, or plea of guilty or nolo contendre to any felony or any crime involving fraud, dishonesty, or moral turpitude, (ii) commission of any theft, fraud, embezzlement by the Executive which results in, or is intended to result in, the Executive’s gain or enrichment at the Bank’s expense, (iii) the Executive’s failure to follow lawful instructions, which are material to the Executive’s employment duties, of the President of the Bank or the Board of Directors of the Bank, (iv) the inability to perform the material duties and responsibilities of the Executive’s employment with the Bank as a result of the use of or addiction to alcohol or drugs, or (v) the willful or reckless engaging by the Executive in conduct which is materially injurious to the Bank, monetarily or otherwise.

     4. Death Benefit. (a) If the Executive dies before receiving the entire balance of the vested Retirement Benefit, and the Executive has not otherwise forfeited her right to receive the Retirement Benefit, in lieu of the Retirement Benefit the Executive’s designated beneficiary shall be entitled to a death benefit (the “Death Benefit”). The amount of the Death Benefit shall equal the remaining balance of the vested Retirement Benefit. If the Executive dies while in the employment of the Bank and prior to becoming fully vested in the Retirement Benefit, the Death Benefit shall equal the Accrued Percentage of the Retirement Benefit. The “Accrued Percentage” is the percentage determined by the following fraction:

Years of Service credited as of the Executive’s date of termination
5

For example, if the Executive died after being credited with two (2) Years of Service, the Death Benefit would be equal to 40% of the Retirement Benefit. Any partial Year of Service shall be calculated on a monthly pro-rata basis. The Death Benefit shall be paid in substantially equal annual installments over a period of 10 years or such shorter period of time as determined by the Bank.

          (b) The Executive shall have the right to designate a beneficiary to receive the Death Benefit, if any, due under this Agreement. The designation shall be made in the same manner and under the same terms and conditions as described in the BEP.

     5. Disability Benefit. If the Executive ceases employment with the Bank on account of becoming Disabled before the commencement of the payment of the vested portion of the Retirement Benefit, files an application for disability benefits with the Bank within thirteen months (13) of the date she became Disabled, and has not otherwise forfeited her right to receive the Retirement Benefit, in lieu of the Retirement Benefit the Executive shall be entitled to a disability benefit (the “Disability Benefit”). The amount, if any, of the Disability Benefit under this Agreement shall be equal to the Retirement Benefit, except that if the Executive becomes Disabled before becoming fully vested in the Retirement Benefit, the Disability Benefit shall equal the Accrued Percentage of the Retirement Benefit. The Disability Benefit shall be paid pursuant to the form of payment elected pursuant to Paragraph 2 above. For purposes of this Agreement, the Executive shall be “Disabled” upon the occurrence of any of the following: (i) the Executive is determined by the Social Security Administration to be eligible for disability benefits under Title II of the Federal Social Security Act, or (ii) the Executive becomes eligible for disability benefits under the Pension Plan.

     6. Funding of Benefits. (a) The obligation to pay any benefits under this Agreement shall at all times be an unfunded and unsecured obligation of the Bank. The Bank shall not be obligated to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of any benefits under this Agreement. Executive shall be required to look solely and exclusively to the general assets of the Bank for the payment of any benefits under this Agreement. With respect to the Bank’s obligations under this Agreement, Executive shall merely have an unsecured claim against the Bank and neither Executive nor any person claiming under or through Executive shall have any interest in any specific asset or assets owned or held by the Bank or a related entity by reason of this Agreement.

          (b) All property and rights purchased with any amounts held to assist the Bank in satisfying its obligations under this Agreement, and all income attributable to such amounts, property or rights, shall remain (until made available to Executive or her designated beneficiary) solely the property and rights of the Bank subject only to the claims of the Bank’s general creditors. Nothing contained in this Agreement shall in any way limit the Bank’s right to make any investment it may wish in order to accumulate funds to assist it in the satisfaction of its obligations under this Agreement.

     7. Claims and Appeals Procedures. All claims for benefits under the Agreement and appeals regarding any such denied claims shall be made and administered in the same manner and under the same terms and conditions as described in the BEP.

     8. Prohibition Against Assignment. To the extent permitted by law, none of the benefits payable under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive’s beneficiary or beneficiaries, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish such benefits shall be void.

     9. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon the Bank, its successors and assigns, and the Executive and her heirs.

     10. Amendment and Termination. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors and may not otherwise be terminated except as provided herein.

     11. Right to Discharge Executive. Neither the establishment of this Agreement, nor any amendment or revision thereof, nor the payment of any amounts thereunder shall be construed: (i) as giving Executive or any other person any right of employment with the Bank, unless such right is specifically provided by this Agreement, or (ii) as giving Executive the right to be retained in the service of the Bank in her current capacity or in any other capacity. Executive shall remain subject to discharge to the same extent as if this Agreement had never been entered into. It is therefore expressly understood by the parties that this Agreement relates exclusively to deferred compensation for the Executive’s services and is not intended or shall be construed as an employment contract.

     12. Payment to Incompetent, Etc. If the Bank finds that any person to whom amounts are payable under this Agreement is unable to care for his or her affairs because of illness or injury, or is a minor, any payment due (unless a prior claim shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse, a child, a parent, a sibling, or otherwise for the benefit of such person, in the Bank’s discretion.

     13. Determination of Proper Payee. The Bank’s determination as to the identity of the proper payee of any amount under this Agreement and the amount properly payable shall be binding and conclusive on all parties having or claiming to have an interest under this Agreement; and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

     14. Interpretation of Agreement. The Bank shall have sole and exclusive authority to interpret the terms of this Agreement. Such interpretation shall be final and conclusive on all parties having or claiming to have an interest under this Agreement.

     15. Enforceability. If any provision of this Agreement, or any part thereof, is held invalid or unenforceable, this Agreement shall be interpreted as if such provision or part thereof was not contained herein, and the same shall in no way affect the validity or enforceability of any other provision in this Agreement.

     16. Exclusivity of Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party which are not expressly contained herein and this Agreement shall supercede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof. This Agreement shall not affect any other agreement by and between the Bank and Executive, unless expressly provided in such other agreement.

     17. Governing Law. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Ohio.

          IN WITNESS WHEREOF, THE FEDERAL HOME LOAN BANK OF CINCINNATI and SANDRA E. BELL have executed this Agreement this 25th day of February, 2004.

FEDERAL HOME LOAN BANK OF CINCINNATI
By:	/s/ David H. Hehman
Print Name: David H. Hehman
Title: President & Chief Executive Officer

By:	/s/ Richard T. Fitzpatric
Print Name: Richard T. Fitzpatric
Title: VP, Human Resources & Administration

SANDRA E. BELL
By:	/s/ Sandra E. Bell

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